Exhibit T3A

                          COMPILED TEXT OF THE CHARTER

                     BYLAWS OF "BANCO RIO DE LA PLATA S.A."

ARTICLE ONE: The stock company authorized with the name of LA RIO DE LA PLATA SOCIEDAD ANONIMA, founded on June 20, 1908, shall continue to operate under the name BANCO RIO DE LA PLATA S.A. It shall have its legal domicile in the jurisdiction of the City of Buenos Aires. Pursuant to the provisions in force for financial entities, it may establish branch offices or any other type of representative offices inside of or outside of the country.

ARTICLE TWO: The duration of the Company is extended for 99 years commencing from the expiration of its original duration, that is, commencing from July 31, 2008.

ARTICLE THREE: Its purpose is to carry out - for its own account or for that of third parties or associated with third parties - banking transactions in accordance with the laws and provisions which govern the exercise thereof. As a result, in order to achieve such purposes, listed merely as examples, it may, in domestic or foreign currencies, 1) receive money in checking accounts, term deposit accounts, savings accounts and those of any other such form as it may determine, 2) discount, negotiate, receive, collect, accept and pay checks, bills of exchange, promissory notes and other domestic or foreign commercial paper, whether for its own account or for that of third parties, 3) open credits on checking accounts, either secured or unsecured, for individuals or companies and for national, provincial or municipal governments or subdivisions, 4) make advances and loans on deposits or security of public funds, bonds, shares of stock, coins of gold and silver, bill of lading, warehouse warrants and warehoused good and on any security listed for trading on the Bolsa de Comercio (Buenos Aires Stock Exchange) or which, although not listed on the exchange, by virtue of its renown value, in the opinion of the Board of Directors, may be accepted as security, 5) purchase, sell or negotiate, for its own account or for that of third parties, government or private securities, paper, assets, shares and negotiable obligations, whether acting as an agent or placing bank, whether for government or privately owned enterprises, and on both

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the domestic and international markets, 6) collect and pay, for the account of interested third parties, interest, dividends and annuities and, in addition, to carry out transactions on bills for collection, 7) issue checks, bills of exchange, acceptances and debt instruments and obligations, 8) rediscount the assets in its portfolio, whether by means of transfer to a governmental or private entity, whether domestic or foreign, or by means of securitizing them or having shares constituted for them, issuing the pertinent certificates as to the holding thereof, 9) to receive on deposit, for its custody, certificates, precious metals and other valuables, 10) enter into trust agreements with ability to assume the character of trustee, beneficiary or cestui que trust, 11) to enter into leasing agreements for both personal property as well as real property , 12) to accept appointments as agent, both of a commercial character as well as a civil character, and to exercise the representation of third parties, 13) make loans, with or without personal guaranties or security, under such conditions, terms and forms of financing as the Board of Directors may decide in accordance with the rules of law and regulations in force on the subject matter, 14) accept appointments as representative for firms existing within the country or abroad, as well as accepting commissions and consignments, and it may also bid in auctions to obtain concessions for the account of third parties and its own account within the legal rules that govern the banking business within the territory of the nation, 15) take charge of the management of property and of assets in general for the account of third parties, including therein the purchasing of, sales of, the collection of balances of prices or of installments for real property sold on installments or in any other terms, 16) carry out transactions of bills of exchange or credits relating to import and export trade, with or without personal guaranties or security under such conditions, terms and forms of financing as the Board of Directors may decide in accordance with the rules of law and regulations in force on the subject matter,
17) give sureties or guaranties for obligations assumed by third parties, 18) have safety boxes for use by the clientele, 19) receive real property, personal property or livestock in pledge or mortgage to secure existing debts or for such credits as it may accord, or to reinforce security, for its own account or for the account of third parties; it may also purchase real property for its own use, as well as personal property, and may accept donations in payment, whether in order to facilitate the performance or settlement of transactions or pending accounts; the assets thus acquired, of those which the Bank presently owns, may be sold for the settlement of accounts. For the purpose of defending its credit claim it may also acquire the

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ownership of the real property for which there may be mortgages or other encumbrances in favor of the Bank, 20) accept and perform the duties of administrator in intervention, receiver or liquidator, itself alone or jointly with other persons or entities in cases of insolvency proceedings, bankruptcies, creditors' meetings, out-of-court liquidations and other similar cases, and 21) hold equity and in a) all kind of financial entities or services operations related to or supporting the financial markets and local or foreign capital markets; b) entities issuing or operating credit or debit cards, entities in private retirement pensions, retirement and old-age insurance, life insurance and general insurance, whether domestic or foreign, c) funds transfers, collections and payments entities, data transmission, financial communications and financial services processing entities, and d) such other entities, businesses or companies as may perform or produce financial or insurance services, activities or business, or which support them. All such equity holdings, businesses or investments must be within the framework of the laws and regulations which govern the business of the Bank in the Republic of Argentina and in the jurisdictions where it may operate; in particular, there shall be adherence to the provisions of the Banco Central de la Republica Argentina (Central Bank of the Republic of Argentina), the Comision Nacional de Valores (National Securities Commission) and any other pertinent bodies and entities of Argentina and abroad. For the achievement of such purposes the company shall have the full legal capacity to acquire rights, assume obligations and exercise any acts that are not prohibited by such laws or by the present charter/bylaws.

ARTICLE FOUR. The capital stock shall be three hundred and thirty-five million two hundred and sixty-seven thousand six hundred and seventy-five Argentinean pesos ($ 335,267,675) represented by three hundred and thirty-five million two hundred and sixty-seven thousand six hundred and seventy-five (335,267,675) book-entry common shares having a par value of one (1) Argentinean peso each, in the amounts and with the characteristics indicated in the following: a) one hundred and eighty-two million seven hundred and ninety-five thousand four hundred and eighty (182,795,480) of the same par value in book-value common shares of Class A with the right to five (5) votes per share, and b) one hundred and fifty-two million four hundred and seventy-two thousand one hundred and ninety-five (152,472,195) of the same par value in book value common shares of Class B with the right to one (1) vote per share. The capital stock shall

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be governed by the following provisions: a) The capital of the Bank shall be set forth on the balance sheets in accordance with the most recent increase recorded in the Public Register of Commerce in the manner established by the legal and regulatory rules in force; the capital may be increased by resolution of the Regular Meeting of Shareholders with no limitation whatsoever as to the amount and without the need to modify the charter/bylaws. The evolution of the capital in the last three fiscal years shall be set forth in a note to the balance sheet indicating the amount thereof as well as the amount not paid in pursuant to the applicable rules, b) new Class A shares shall not be issued in excess of the amount outstanding, unless (i) the statutory law in force so permits or (ii) the capital increase pertains to the item of capitalization of the reserve "Capital Adjustment". In the cases contemplated in clauses (i) and (ii), above, the new issue shall be divided into Class A shares and Class B shares in proportion to the shares of the respective classes which happen to be outstanding. The Class A shares shall participate proportionally in the subscription of new issues of Class B shares as well as in the issues of paid-in shares carried out in Class B shares under the item of capitalization of profits or of reserves constituted by profits from prior years. The Class A shares shall have one vote per share in the cases provided for in Article 244, fourth paragraph, of Law No. 19,550, c) the issues of common shares to be offered for subscription may be decided by the Regular Meeting of Shareholders with the quorum and by the majority of votes as specified in the present charter/bylaws, and in accordance with the applicable rules. The Meeting of Shareholders may delegate to the Board of Directors the power to set the time of issuance, the manner and the terms of payment, as well as the modalities of placement and the issue price, subject to such objective standards as the meeting of shareholders may establish in each case, d) the Meeting of Shareholders may also establish the release of the successive grantors of the security established in Article 210 of Law No. 19,550. In the event that shares are issued in notarized form, all of the present or future provisions shall be applicable which govern the conditions for the trading, on the exchange or otherwise, of provisional certificates representing shares partially paid in, e) with the same precautions, preferred shares may be issued and their rights and characteristics shall be determined by a Resolution of Meeting of Shareholders. The preferred shares may enjoy the right to vote at the rate of one vote per share or they may be issued without the right to vote; in the latter eventuality they shall have the right to one vote per share in the cases provided for in

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Article 217 of Law No. 19,550, f) the minutes in which a capital increase is resolved may be converted into a recorded public document if it is so decided by the meeting of shareholders and they shall be recorded in the Public Register of Commerce. The Class A shares may be converted into Class B shares at the rate of one to one, at any time, upon the request of the holder of Class A shares, addressed to the Board of Directors, complying with that set forth in the present article; no special approval, nor approval from the General Meeting of Shareholders shall be necessary. For such purposes, the following procedure shall govern: a) The holder shall send a memo to the Board of Directors setting forth his first and last names, identity document, real and elected domicile, the amount of shares which he presently owns in Class A, the amount of shares which said shareholder desires to convert and the balance of Shares of Class A which he would have at the end of the transaction, signed by the shareholder, with a notarized or banking certification. This request shall have the character of an irrevocable instruction so that the Board of Directors follow the procedure established in this article, up to the exchange of the shares, which shall be final, b) this request shall remain pending if it is submitted once a notice of meeting for a Meeting of Shareholders has been published, in which instance it shall be deemed to be subsequent to such meeting, c) the Board of Directors shall meet within three business days of the receipt of the request for conversion and it shall resolve with respect thereto; it shall immediately proceed to block the shares in the Register and, in the event that the capital stock has been included in the exchange listing regimen, it shall give notice of the conversion to the Comision Nacional de Valores and to the Bolsa de Comercio de Buenos Aires in order that they may grant authorization for the transfer of public offering and listing, respectively, d) the Board of Directors shall proceed to update the Register of Recorded Shares, if the Bank keeps one, or it shall notify the Registrar to such effect.

ARTICLE FIVE: The shares shall be of any of the classes allowed by the law. The preferred and/or common shares which are issued in the future shall be recorded or notarized and, in the latter case, in registered form and not endorsable. The preferred shares may be issued with the right to the payment of a preferred dividend, whether or not of a cumulative character. The preferred shares may enjoy an additional share in the net profits realized and they may or may not be acknowledged to have a privilege in the reimbursement of capital in the event of the

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liquidation of the Company. The preferred shares may be totally or partially retired under the conditions governed by Law No. 19,550 and those established when the issuance thereof is decided upon.

ARTICLE SIX: Such shares and certificates as may be issued in certificated form shall contain the legends set forth in Article 211 of Law No. 19,550. Certificates representing more than one share may be issued. They shall be signed by the Chairman and/or one Director together with one member of the Audit Committee. The recorded shares shall comply with that provided for in Article 208 of the said law.

ARTICLE SEVEN: The shares are to be indivisible and the Bank may require unity of representation in the case of co-ownership. Such subscriber as does not comply with the payment for the shares under the terms of the issue established by the Meeting of Shareholders shall be deemed to be in default by virtue of the mere expiration of the term. In such case the Board of Directors shall have the power to proceed in any of the manners provided for in Article 193 of Law No. 19,550. In addition, the Board of Directors may resolve that the rights pertaining to the shares in default are to be sold through a securities exchange broker, in such case adhering to such provisions as may be issued by the Bolsa de Comercio de Buenos Aires or the Mercado de Valores de Buenos Aires S.A. (securities market).

ARTICLE EIGHT: In the subscription of new Class B common shares the shareholders of both classes shall have a preferential right in proportion to their holdings, also enjoying the right of accretion. The Bank shall make the offering to the shareholders by means of notices for three days in the newspaper for legal publications and, as well, in one of the newspapers of general, major circulation in the Republic. The shareholders may exercise their rights within the period set by the Meeting of Shareholders or the Board of Directors commencing from the day subsequent to that of the last publication. The Meeting of Shareholders which approves the new issue shall have the character of an Extraordinary Meeting of Shareholders for the eventuality of considering the reduction of the period set in Article 194 of Law No. 19,550 in accordance with the applicable rules in force. The right of subscription shall be transferable and it shall be

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implemented upon the request of the holder by means of records issued by the
Bank or its Registrar, without charge to the shareholder.

ARTICLE NINE: In the event that shares are issued in certificated form, until such time as the full value of the shares subscribed is paid in the shareholders shall only have the right to provisional certificates in registered form. These certificates shall contain the essential legends and such others as the Board of Directors may decide upon in accordance with that established for the shares in
Article 6, they shall bear the signatures provided for therein and they shall be exchanged for the final certificates or shares once fully paid in. A transfer of such provisional certificates shall take effect with respect to the Company by means of the approval of the Board of Directors, which shall order the entry into the pertinent Register Book. Unless the pertinent Meeting of Shareholders has decided otherwise, the acceptance of the transferee shall not discharge the joint and several liability of the transferor until such time as the shares are fully paid in.

ARTICLE TEN: By resolution of the Regular or Extraordinary Meeting of Shareholders, as the statutory law in force may require, the Bank may issue negotiable bonds or debentures in all of the forms thereof subject to the provisions of the law and regulations applicable. The Meeting of Shareholders may delegate to the Board of Directors the establishment of any and all conditions for issuance which are legally susceptible to delegation.

ARTICLE ELEVEN: A Board of Directors shall be in charge of the management of the Company and it shall consist of such number of members as the meeting of shareholders may set between a minimum of six (6) and a maximum of fifteen (15) for one year. The meeting of shareholders must designate deputy members of an equal number to the full members and for the same term in order to fill such vacancies as may arise, in such order as the meeting of shareholders may determine. Each deputy director shall be designated to replace a specified full director. At their first session the directors must designate a Chairman and a First or Executive Vice Chairman, being able, in turn, to appoint a Second Vice Chairman. The Board of Directors shall hold session with the attendance of an absolute majority of its members and it shall resolve

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by a majority of the votes present. The Meeting of Shareholders shall set the remuneration for the Board of Directors, which may be determined with a charge against the overhead expenses of the fiscal year and/or the distribution of the net profits realized. The total remuneration for the members of the Board of Directors shall comply with the provisions established by Article 261 of Law No. 19,550 and the rules of the Comision Nacional de Valores as well as the stock market entities where the said shares are listed. When the performance of special missions or of technical and administrative duties by any of the members may require, due to an insufficiency of profits or lack thereof, the need to exceed the percentages set in the mentioned legal rule, such remuneration may only be implemented in excess if expressly approved by the meeting of shareholders, for which purpose the matter must be included as one of the points on the agenda of meeting.

ARTICLE TWELVE: Each Director shall deposit the amount of one thousand Argentinean pesos ($ 1,000.00) as security for the performance thereof. The amount deposited shall be returned thereto after the passage of one year from the last Meeting of Shareholders when the term has expired, if the Director was not reelected. This rule shall apply despite the termination, resignation or removal thereof arising during the term of office.

ARTICLE THIRTEEN: The Board of Directors as a whole, in accordance with that provided for in the financial legislation, shall have all powers to manage and dispose of the assets, including those for which the law may require special powers in accordance with Article 1,881 of the Civil Code and Article Nine (9) of Decree-Law No. 5,965/63. As a result, all manner of legal acts may be carried out in the name of the Company with the objective of achieving the company purpose, including the creation of branch offices or another type of representative office inside or outside of the country, the granting of powers for actions and proceedings to one or more persons, even for bringing criminal complaints, or extra judicial powers with such purpose and scope as it may deem appropriate. The legal representation of the company shall pertain indistinctly to the Chairman or to the Executive or First Vice Chairman or, in the event that one was designated, to the Second Vice Chairman or through another two members of the Board of Directors, who must act jointly. In addition, the Company may be represented by one

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or more attorneys-in-fact, whether or not Directors of the Company, who, by means of a recorded, public document, shall be designated by the Board of Directors to act for such purpose. Without prejudice thereto, the Board of Directors may designate Directors or Managers to answer allegations or make admissions of any type before the courts.

ARTICLE FOURTEEN: The Chairman, the Executive or the First Vice Chairman or the Second Vice Chairman, if any, shall have the following powers and duties: a) to represent the Bank before the Banco Central de la Republica Argentina and the judicial and administrative authorities, as well as in all legal acts which the Board of Directors may resolve to carry out, without prejudice to such special or general powers as, in the exercise of the powers thereof, may have been conferred or are to be conferred by the latter to third parties, b) to obtain compliance with the present charter/bylaws, the Internal Rules, if any, and the resolutions of the Board of Directors, which may not be modified by the mere desire thereof, c) to preside over the meetings of shareholders and sessions of the Board of Directors with the right to vote and to take the floor, also having the decisive vote in the event of a tied vote; to maintain the order and regular nature of the debates thereof; to bring to the attention thereof all of the decisions or matters which may be of interest to the Bank and to propose such resolutions as may be deemed appropriate thereby, d) to sign, with the Manager or Managers, the Audit Committee and the Accountant, the financial statements approved by the Board of Directors, e) to designate the Directors who are to compose such committees as may be necessary for the best monitoring and guidance of the interests of the Bank.

ARTICLE FIFTEEN: In the event of the absence, resignation or disability of the Chairman, the Executive Vice Chairman or the Second Vice Chairman, as the case may be, any member of the Board of Directors must call a meeting and preside it for the purposes of the appointment of an ad hoc Chairman of a provisional nature.

ARTICLE SIXTEEN: The Board of Directors may appoint: a) one General Manager, whether or not a Director, b) a Management Committee which shall consist of those who may be designated by the latter, whether or not they are directors, and c) the Managers and Assistant

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Managers, establishing the hierarchies and powers to each one; these appointments may be made in a provisional or final manner for such period as may be deemed appropriate. The Board of Directors may also grant the use of the signature to other representatives of the Bank. The duties and powers of the General Manager and/or the Management Committee, if any, of the Managers and Assistant Managers shall derive from such instructions as the Board of Directors may issue, and which must be set forth in a special manner in the minutes.

ARTICLE SEVENTEEN: The Manager or Managers may not grant loans individually or concurrently without the prior consent of the Board of Directors unless authorized to do so within limits which are to be specially set forth in the minutes.

ARTICLE EIGHTEEN: The Manager or Managers may not, individually or concurrently with other signatures, make personal use of lending, nor grant sureties or guaranties, without the prior consent of the Board of Directors.

ARTICLE NINETEEN: The Manager or Managers shall be required to take such measures as they may deem necessary for the security of banking transactions and they shall see to it that the inventories of cash, valuables, securities, documents and other items are appropriate for the transactions carried out, carrying out the audits and recounts and doing the verifications necessary in the manners and under the conditions indispensable for the purposes indicated.

ARTICLE TWENTY: An Audit Committee shall be in charge of the auditing of the Company and it shall consist of three senior Auditors designated annually by the Regular Meeting of Shareholders, taking into account the disqualifications and conflicts of interest for the performance thereof as determined by Law No. 19,550 and Law No. 21,526, as amended, granting them such powers and functions, as well as thus imposing upon them such obligations, as may be granted to them or required of them by the mentioned sources of law, and they may be reelected indefinitely; an equal number of junior members shall be designated. The Audit Committee shall meet as a body at least once per month with the attendance of three members, convening, if necessary, with one or more alternate members in order to add up to this number.

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The decisions shall be adopted by a majority of those in attendance. As representatives of the Audit Committee, they shall also attend all of the meetings of the Board of Directors, with the attendance of at least two of the members thereof. Minutes shall be kept of the meetings held by the Audit Committee as a body in a special book to be signed by all the attending members at each meeting. The remuneration for the auditors shall be set by the Meeting of Shareholders charged against the overhead expenses of the fiscal year and/or the distribution of the net profits realized. The total remuneration for the members of the Audit Committee shall comply with the provisions established by
Article 261 of Law No. 19,550 and the rules of the National Securities Commission as well as stock market entities where the said shares are listed.

ARTICLE TWENTY-ONE: The meetings of shareholders shall be regular and extraordinary and they shall be held for the purposes determined in Articles 234 and 235 of Law No. 19,550. The notice of meeting shall be effected in accordance with that established by Article 237 of Law No. 19,550 and, pursuant to that provided for in the said article, the Regular Meetings of Shareholders, on first and second calls, may be convened simultaneously. The notice of meeting shall also be published in the manner and for the periods required by the rules of the Comision Nacional de Valores as well as stock market entities where the shares of the Bank are listed. The Regular Meetings of Shareholders shall be held within four months from the close of the fiscal year for considering points 1 and 2 of Article 234 of Law No. 19,550. The Regular Meetings of Shareholders called for deliberating upon points 1 and 2 of Article 234 of Law No. 19,550 shall annually designate the outside auditors of the Bank.

ARTICLE TWENTY-TWO: Each common or preferred share shall entitle to one vote under the conditions determined in the present charter/bylaws.

ARTICLE TWENTY-THREE: The quorum and majorities determined by Articles 243 and 244 of Law No. 19,550 shall govern according to the category of the Meeting of Shareholders, the notice of meeting and the subject matter involved, except with respect to the quorum for the extraordinary meeting of shareholders on second call, which shall be deemed to be convened whatever may be the number of voting shares present, with the exception of the special instances of

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Article 244 of Law No. 19,550. To the extent that the Register of Shareholders may be kept by the Bank, the holders of shares may attend the meetings of shareholders upon prior request so that they may be entered into the Attendance List, not less than three business days in advance of the date set for the meeting of shareholders. If the register of shareholders is kept by a third party, the shareholders must obtain from it a record of the holding thereof and must submit it to the Bank, with the same period in advance, in order for the latter to issue a record of receipt to them, which shall serve to admit the shareholder to the Meeting of Shareholders. The shareholders may have themselves represented in the meetings of shareholders by proxies availed of powers of attorney in accordance with Article 239 of Law No. 19,550.

ARTICLE TWENTY-FOUR: The fiscal year shall close on December 31 of each year. The meeting of shareholders may modify the closing date of the fiscal year, entering the pertinent resolution in the Public Register of Commerce and so informing the supervisory authority. The financial statements shall be made by the closing date in accordance with the provisions in force and the technical rules on the subject matter. The net income realized shall be applied: a) to the legal reserve, in such amount as may be determined by the statutory law in force for financial entities, b) to the remuneration of the Board of Directors and the members of the Audit Committee, c) to the dividend for the preferred shares with priority for the accumulated unpaid amounts, and d) the balance, in full or in part, to the additional share of the preferred shares and to the dividend for the common shares or to the fund of voluntary reserves, or to be carried over, or to be applied as the meeting of shareholders may determine. The dividends must be paid in proportion to the respective subscriptions. In the case of cash dividends, the Board of Directors must avail them within thirty calendar days from the approval by the meeting of shareholders, unless the latter has decided on a staggered payment or has empowered the Board of Directors to do so in accordance with the legal and regulatory rules in force and, in the case of stock dividends, the Board of Directors must avail them within three months subsequent to the date of the approval thereof. The right to receive a cash or stock dividend shall expire three years from the date set for the payment thereof, after which it shall be deemed to be forfeited to the Bank.

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